Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Thursday, October 21, 2010

FOR IMMEDIATE RELEASE

Washington Federal Reports Quarterly Net Income of $16.0 Million

and $118.7 Million for its Fiscal Year

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal, today announced earnings of $15,963,000 or $.14 per diluted share for the quarter ended September 30, 2010, a 66% increase over the same quarter one year ago when Company reported net income of $9,605,000 or $.11 per diluted share. Earnings for the fiscal year ended September 30, 2010 totaled $118,653,000 or $1.05 per diluted share, compared to $40,684,000 or $.46 per diluted share for the same period one year ago, a 192% increase.

Chairman, President & CEO Roy M. Whitehead commented, “Results last quarter confirmed the established trend of earnings improvement due primarily to more stable conditions in the eight states where we do business. We have grown more confident in our ability to deliver solid operating results in the near-term. Still, it’s worth reiterating that historical returns are not imminent. Challenging external factors beyond our control, such as tepid loan demand, increased regulation, the cost associated with resolving the financial crisis, ultralow interest rates, and the economic drag associated with the unbalanced financial condition of many consumers, businesses and government at all levels mean that the company and its investors should adjust expectations. Washington Federal is positioned to do well given the environment, but the environment leaves much to be desired”.

Increased earnings for the full year were aided by a $54.8 million after-tax gain on the FDIC-assisted acquisition of certain assets and liabilities of the former Horizon Bank and the favorable resolution of a $39 million contingent federal tax liability.

During the year credit fundamentals steadily improved. Non-performing assets declined to $434.5 million, or 3.22% of total assets at year-end, a $122.6 million, or 22% decrease from $557.1 million one year earlier. Reflecting this improvement in asset quality, the provision for loan losses declined to $180 million for the year ended September 30, 2010, from $193 million during the prior year. Losses on real estate acquired through foreclosure though, increased to $80.4 million from $16.3 million as the Company elected to aggressively recognize losses amidst an historic decline in appraised values.

As of September 30, 2010, the Company’s ratio of tangible common equity to tangible assets was 11.97%, and its total risk-based capital ratio was 23.39%. Both of these ratios are not only significantly above regulatory requirements to be classified as well capitalized, but among the strongest for large regional institutions in the U.S.

Compared to June 30, 2009, when non-performing assets peaked for this cycle, such assets have decreased by $171.3 million or 28%. The majority of non-performing loans and charge offs during the last two years have come from the Land Acquisition and Development and Speculative Construction loan portfolios. The net balance of these two portfolios has decreased to $354 million, or 4.2% of net loans at September 30th. As of September 30, 2007, at the height of the real estate boom, the Land Acquisition and Development and Speculative Construction loan portfolios totaled $1.1 billion or 12.9% of the net loan portfolio. In response to stabilizing credit conditions, the Company decreased its overall allowance for loan losses from $166.8 million as of September 30, 2009, to $163.1 million as of September 30, 2010. The allowance is made of up of two parts: a general allowance, and specific reserves for individually indentified loans. The general allowance increased from $59.4 million at September 30, 2009 to $98.1 million as of September 30, 2010 driven by higher overall loss experience in recent periods. Specific reserves decreased from $107.4 million at September 30, 2009 to $65.0 million as of September 30, 2010. The modest decline in the overall allowance for loan losses is directly related to the decrease in non-performing loans.

Overall loan delinquencies were 3.53% as of September 30, 2010, compared to 3.95% for the previous quarter ended June 30, 2010. Delinquencies as of September 30, 2009 were 4.86%. Single family residential mortgage loans, which represent 77% of the net loan portfolio, experienced delinquencies of 3.11%, which compares favorably to the national average mortgage delinquencies of 9.85%i.

Much of the decline in delinquent loans can be attributed to the migration of troubled loans to Real Estate Owned (REO) due to foreclosures, along with the restructuring of troubled debts. Troubled Debts Restructured (TDR’s) increased from $136.9 Million at September 30, 2009 to $272.9 million at September 30, 2010. 78% of TDR’s are consumer mortgage loans that have been modified due to temporary disruptions in household income. 83% of all TDR’s were performing in accordance with their restructured terms as of September 30th, 2010. At quarter-end, the Company owned 635 properties acquired through, or in lieu of, foreclosure, of which 59 had sales pending. During the year, the Company completed the sale of 518 REO properties for net proceeds of $113.6 million.

Total assets increased by $904 million, or 7%, to $13.5 billion from $12.6 billion at September 30, 2009, primarily as a result of the Horizon Bank transaction. Specifically, assets covered by the related FDIC loss-sharing agreement increased by $534 million, while cash plus investment securities increased by $647 million during the year, and net loans outstanding decreased by $560 million. The decrease in outstanding loan balances was the result of market interest rates that were significantly below historical averages of the last 20 years. Low rates suppress the Company’s appetite for new loan originations while spurring prepayments due to refinancing. As of September 30, 2010, the Company’s investment portfolio had net unrealized gains of $83 million, a decrease of $7 million from September 30, 2009.

Customer deposit accounts increased by $1.0 billion, or 12.9%, and borrowings decreased by $213 million during the year as the Company prepaid a portion of its term borrowings in the 4th fiscal quarter. As a result of this prepayment the Company incurred an $8.2 million fee which is reflected in the income statement.

During the last quarter, the Basel Committee on Banking Supervision, a consortium of international financial regulators, published proposed capital standards to be implemented in the future. The following table shows the proposed standards and the Company’s current capital position.

	WFSL as of 9/30/10	Proposed Basel Requirements (2019)	Excess or (deficiency)
Tier 1 common to risk weighted assets:	22.17%	7.00%	15.17%
Tier 1 capital to risk weighted assets:	22.17%	8.50%	13.67%
Leverage ratio:	11.67%	3.00%	8.67%

Net interest income increased by 6% or $21 million over the previous year. Net interest income benefited from falling deposit costs partially offset by lower asset yields. The Company’s period end spread decreased to 3.09% as of September 30, 2010, compared to 3.17% one year ago. In the next quarter the Company has $1.4 billion of deposits that will mature with a weighted average rate of 1.31%.

Total other expenses increased by $24 million for the prior year, primarily the result of a $13 million increase in compensation related to the Horizon transaction and also an $8 million increase in FDIC insurance premiums as the FDIC levied higher insurance rates to replenish the Deposit Insurance Fund.

The Company’s efficiency ratio of 26.3% for the year, a slight decrease from 27.3% from one year ago, remains among the lowest in the industry. The year produced a return on assets of .89%, while return on equity amounted to 6.55%. These ratios represent returns below the Company’s 10 and 20 year averages attributable to reduced earnings primarily caused by significant declines in real estate values throughout the western United States.

On October 22, 2010, Washington Federal will pay a cash dividend of $.05 per share to common stockholders of record on October 8, 2010. This will be the Company’s 111th consecutive quarterly cash dividend.

In the past two weeks, legal issues involving documentation flaws in the mortgage foreclosure process used by large servicing organizations have gained a very high profile in the national media. For example, attention has been brought to so-called “Robo-signers”, which is a description given to a servicing employee involved in signing hundreds of documents, allegedly without a complete review of their contents. Questions have also been raised by borrowers regarding the legality of the Mortgage Electronic Registration System (“MERS”), which was created to transfer ownership of mortgage loans electronically and improve the efficiency of the secondary markets, to affect foreclosure. In an abundance of caution, the Company has proactively reviewed its practices in this area and believes that its foreclosure activities are not affected. Washington Federal is a portfolio lender and does not sell loans in the secondary market and therefore is not a participant in MERS. Likewise, the Company is not a large servicing organization and thus is able to handle all foreclosures using a limited number of qualified staff members and attorneys. The review discovered no systemic issues involving foreclosure documentation of the types being alleged by borrowers and it is believed that any documentation weaknesses that would prevent foreclosure will be isolated and not material to the overall financial results. The absence of secondary market sales by the Company also eliminates the risk of “putbacks”, or repurchase requests from loan purchasers, which is a significant potential source of litigation and economic loss for large mortgage originators and servicers in the currently distressed market.

Washington Federal, with headquarters in Seattle, Washington, has 160 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2009 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial information contained in this release should be considered to be an estimate until the Company files its fiscal 2010 Annual Report on Form 10-K with the Securities and Exchange Commission. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require adverse information received by management on troubled assets between the date of this release and the filing of the Form 10-K to be reflected in the results of fiscal 2010, even though the new information was received by management in fiscal 2011 subsequent to the date of this release.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

# # #

i Source: Bloomberg DLQTDQT Index as of 6/30/10

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	September 30, 2010	September 30, 2009
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$888,622	$498,388
Available-for-sale securities	2,481,093	2,201,083
Held-to-maturity securities	80,107	103,042
Loans receivable, net	8,423,703	8,983,430
Covered loans, net	534,474	—
Interest receivable	49,020	53,288
Premises and equipment, net	162,721	133,477
Real estate held for sale	188,998	176,863
Covered real estate held for sale	44,155	—
FDIC indemnification asset	131,128	—
FHLB stock	151,748	144,495
Intangible assets, net	257,718	256,797
Federal and state income taxes	8,093	—
Other assets	84,799	31,612

	$13,486,379	$12,582,475

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$8,825,918	$7,786,467
Repurchase agreements with customers	26,622	55,843

	8,852,540	7,842,310
FHLB advances	1,865,548	2,078,930
Other borrowings	800,000	800,600
Advance payments by borrowers for taxes and insurance	39,504	38,376
Federal and state income taxes	—	18,075
Accrued expenses and other liabilities	87,640	58,699

	11,645,232	10,836,990

Stockholders’ Equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,555,956 and 129,320,072 shares issued; 112,483,632 and 112,247,748 shares outstanding	129,556	129,320
Paid-in capital	1,578,527	1,574,555
Accumulated other comprehensive income, net of taxes	49,682	54,431
Treasury stock, at cost; 17,072,324 shares	(208,985)	(208,985)
Retained earnings	292,367	196,164

	1,841,147	1,745,485

	$13,486,379	$12,582,475

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders’ equity per share	$16.37	$15.55
Tangible common stockholders’ equity per share	14.08	13.26
Stockholders’ equity to total assets	13.65%	13.87%
Tangible common stockholders’ equity to tangible assets	11.97	12.08
Weighted average rates at period end
Loans and mortgage-backed securities	5.75%	6.04%
Combined loans, mortgage-backed securities and investment securities	5.21	5.75
Customer accounts	1.51	1.96
Borrowings	4.14	4.25
Combined cost of customer accounts and borrowings	2.12	2.58
Interest rate spread	3.09	3.17

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2010	2009	2010	2009
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered loans	$139,557	$138,767	$561,069	$579,244
Mortgage-backed securities	21,606	27,914	91,775	109,486
Investment securities and cash equivalents	4,322	585	10,716	3,044

	165,485	167,266	663,560	691,774

INTEREST EXPENSE
Customer accounts	34,495	40,340	146,360	191,435
FHLB advances and other borrowings	30,621	31,527	122,741	127,192

	65,116	71,867	269,101	318,627

Net interest income	100,369	95,399	394,459	373,147
Provision for loan losses	26,000	51,800	179,909	193,000

Net interest income after provision for loan losses	74,369	43,599	214,550	180,147

OTHER INCOME
Gain on FDIC-assisted transaction	—	—	85,608	—
Prepayment penalty on FHLB advance	(8,150)	—	(8,150)	—
Gain on sale of investments	1,981	104	22,409	1,063
Other	6,153	4,997	20,563	17,946

	(16)	5,101	120,430	19,009

OTHER EXPENSE
Compensation and benefits	15,308	13,932	69,879	57,097
Occupancy	3,575	3,301	13,933	13,049
FDIC premiums	5,313	2,445	18,626	10,688
Other	7,469	6,801	29,042	26,226

	31,665	26,479	131,480	107,060
Loss on real estate acquired through foreclosure, net	(20,089)	(8,609)	(80,475)	(16,354)

Income before income taxes	22,599	13,612	123,025	75,742
Income taxes provision	6,636	4,007	4,372	27,570

NET INCOME	15,963	9,605	118,653	48,172

Preferred dividends accrued	—	—	—	7,488

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$15,963	$9,605	$118,653	$40,684

PER SHARE DATA
Basic earnings	$.14	$.11	$1.06	$.46
Diluted earnings	.14	.11	1.05	.46
Cash dividends per share	.05	.05	.20	.20
Basic weighted average number of shares outstanding	112,478,697	90,701,391	112,438,059	88,689,553
Diluted weighted average number of shares outstanding, including dilutive stock options	112,672,316	90,752,105	112,745,261	88,711,694

PERFORMANCE RATIOS
Return on average assets	.47%	.31%	.89%	.33%
Return on average common equity	3.46%	2.57%	6.55%	2.87%